UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

IMPORTANT SHAREHOLDER PROPOSAL – VOTE TODAY

Dear Shareholder,

XAI Floating Rate & Alternative Income Trust (XLFT) (the “Fund”) is holding a Special Meeting of Shareholders on July 30, 2026, to approve the proposal to approve a new investment sub-advisory agreement (the “King Street Sub-Advisory Agreement”) among the Fund, XA Investments, LLC and Rockford Tower Asset Management, L.L.C. (the “King Street Sub-Adviser”), a wholly owned subsidiary of King Street Capital Management, L.P. (“King Street”). Vote “FOR” the proposal to appoint a sub-adviser that will execute your Funds strategy to benefit your Fund and its shareholders.

YOUR BOARD HAS TAKEN DECISIVE ACTION TO PROTECT YOUR INVESTMENT

Your Board has unanimously approved the King Street Sub-Adviser as your Fund’s sub-adviser to seek to correct recent challenged performance and enhance the long-term value of your investment. Your Board undertook this decision following a comprehensive, methodical and deliberate process, culminating in selecting the King Street Sub-Adviser due to the strength of its platform, its ability to manage your Fund dynamically within the Fund’s existing mandate and the opportunity for outperformance in comparison to Fund’s underperformance under Octagon Credit Investors, LLC—the terminated sub-adviser.

King Street is a leading global alternative asset management firm with a 30-year track record with approximately $30 billion in total assets under management and over $12 billion in assets under management across 20 U.S. collateralized loan obligations (“CLOs”) and nine European CLOs.

The Board believes that the King Street Sub-Adviser will provide important benefits to the Fund, including:

1)	Potential for increased distributions and improved performance over time;
2)	Institutional-quality investment management platform and 30-year track record;
3)	Rigorous research and credit analysis, tactical trading capabilities, and adaptative investment approach to tailor its management to meet your Fund’s investment objective, which remains unchanged; and
4)	Industry-leading talent, including Young Choi, a Partner, Global Investment Committee member, Global Head of Trading, and the Portfolio Manager of Rockford Tower and King Street’s Opportunistic Credit Strategy, who has been with the firm for 20 years.

SETTING THE RECORD STRAIGHT: CORRECTING MISINFORMATION FROM THE TERMINATED SUB-ADVISER

Despite your Board’s good faith efforts to engage in constructive dialogue with the terminated sub-adviser and ensure smooth transition of responsibilities, the terminated sub-adviser has instead decided to initiate a costly and distracting proxy contest that has included making a number of false and misleading statements for reasons that appear self-serving and not in the interests of shareholders. This is particularly surprising given that the terminated sub-adviser was initially accepting of the Board’s decision and agreed to resign.

By opposing the approval of the King Street Sub-Adviser, and threatening to throw your Fund into a prolonged limbo, the terminated sub-adviser lays bare its true intention: trying to regain its own fee stream after your Board determined that its tenure should end.

Terminated Sub-Adviser’s False Claim	The Truth
Octagon has served as a close partner of the Fund since its IPO in 2017 and has been responsible for the day-to-day management of the Fund’s portfolio for nearly a decade thereafter.

This statement attempts to claim responsibility for day-to-day portfolio management while avoiding accountability for the resulting poor performance.

As of March 31, 2026, the Fund had underperformed its benchmark by -19.09% over one year and -4.30% over three years. These results were key to your Board’s review, and your Board determined that terminating Octagon was warranted.

Octagon believes “many shareholders” invested in the Fund due to the terminated sub-adviser’s own “investment prowess” and specialized credit management experience.

King Street is a leading credit and global alternative asset management platform with substantial CLO, loan, and structured credit capabilities and $30 billion in assets under management. The Board considered the capabilities and track record of King Street and believes that approving the King Street Sub-Adviser will better position your Fund to improve performance and achieve its investment objectives.

It is worth noting that, in addition to the recent underperformance by the Fund the “investment prowess” claimed by the terminated sub-adviser includes seven defaults in CLOs managed by the terminated sub-adviser in 2026 thus far,[1] despite historic lows in CLO defaults over the past seven years.[2]

Octagon claims to have grown increasingly concerned that key decisions about the Fund were being made by a Board that was not fully informed, to the detriment of shareholders.

This statement reveals a fundamental and alarming misunderstanding of the sub-adviser role and proper fund governance.

Decisions that impact all shareholders call for careful judgement and decisive action by an independent board of trustees—not second guessing by a sub-adviser, particularly when the decisions pertain to that very sub-advisory agreement.

Octagon’s claims that the King Street Sub-Adviser does not have a publicly disclosed track record managing the assets that comprise the Fund’s current portfolio.

The Board carefully evaluated King Street’s relevant private and institutional track record, its CLO and credit business, talent, investment resources, strategy fit and ability to manage your Fund dynamically within its existing mandate. The Board was unanimous in its conviction that your Fund would benefit from the expanded capabilities of the King Street Sub-Adviser.

Further, the terminated sub-adviser must be aware that it also did not have a publicly disclosed track record managing a strategy identical to the Fund before becoming the Fund’s sub-adviser.

[1]	Seven Ratings On Five U.S. CLO Transactions Lower | S&P Global Ratings
[2]	Default, Transition, and Recovery: 2025 Annual Gl | S&P Global Ratings

Terminated Sub-Adviser’s False Claim	The Truth
Octagon claims it has a “better path forward” because it offered to take over your Fund as investment adviser and reduce the Fund’s advisory fee.

This proposal is not on the ballot. A vote against the King Street Sub-Advisory Agreement does not make the terminated sub-adviser your Fund’s adviser.

The terminated sub-adviser’s proposal was an attempt to take over as adviser of your Fund—a role it has not performed for any registered fund.

The terminated sub-adviser oversaw the Fund’s underperformance of -19.09% over one year and -4.30% over three years against the benchmark.

Your Board determined that providing the terminated sub-adviser the opportunity to continue to underperform but at a much higher fee rate than it already received would not have been in the shareholders’ best interest.

Octagon believes the King Street Sub-Advisory Agreement represents a “significant change” to the Fund’s portfolio management without a justifiable benefit or explanation of the Board’s decision to replace the terminated sub-adviser.

Your Board’s decision is well-founded and considered numerous factors, including the Fund’s ongoing underperformance and NAV erosion under the terminated sub-adviser.

Further, the Board carefully vetted King Street’s track record, management team and expanded investment capabilities, as described in the Fund’s shareholder proxy.

HOW TO VOTE

If you have any questions or need assistance voting your shared, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (855) 305-0855 or by email at XAI@OkapiPartners.com

EVERY VOTE COUNTS. VOTE “FOR” THE PROPOSAL.